Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Relative Performance Notes Linked to MXEA Relative to SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Long Underlying: MSCI EAFE® Index (ticker symbol: "MXEA") Short Underlying: S&P 500® Index (ticker symbol: "SPX")
Pricing date:	January 5, 2024
Valuation date:	January 5, 2026
Maturity date:	January 8, 2026
CUSIP / ISIN:	17291TSQ2 / US17291TSQ21
Initial underlying value:	For each underlying, its closing level on the pricing date
Final underlying value:	For each underlying, its closing level on the valuation date
Relative underlying return:	The underlying return of the long underlying minus the underlying return of the short underlying
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount *plus* the note return amount, which will be either zero or positive
Note return amount:	• If the relative underlying return is **greater than** 0% (the long underlying outperforms the short underlying): ($1,000 × the relative underlying return × the upside participation rate) • If the relative underlying return is **less than or equal to** 0% (the long underlying underperforms the short underlying: $0 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Upside participation rate:	155.02%
Stated principal amount:	$1,000 per note
Pricing Supplement:	Preliminary Pricing Supplement Dated January 4, 2024

Hypothetical Payment at Maturity


$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
Payment at Maturity per $1,000 Stated Principal Amount
$1,000.00 Stated Principal Amount
-100.00%
-80.00%
-60.00%
-40.00%
-20.00%
0.00%
20.00%
40.00%
60.00%
80.00%
100.00%
Relative Underlying Return

Hypothetical Relative Underlying Return	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity
100.00%	155.020%	$2,550.20
50.00%	77.510%	$1,775.10
20.00%	31.004%	$1,310.04
10.00%	15.502%	$1,155.02
5.00%	7.751%	$1,077.51
0.00%	0.00%	$1,000.00
-10.00%	0.00%	$1,000.00
-20.00%	0.00%	$1,000.00
-30.00%	0.00%	$1,000.00
-40.00%	0.00%	$1,000.00
-50.00%	0.00%	$1,000.00
-100.00%	0.00%	$1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the long underlying outperforms the short underlying. If the long underlying underperforms the short underlying, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the long underlying outperforms the short underlying, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the long underlying underperforms the short underlying or if it does not outperform the short underlying sufficiently. • The notes do not pay interest. • You may not receive any return on the notes even if both underlyings appreciate. • The notes may significantly underperform either or both underlyings . • Investing in the notes is not equivalent to investing in the underlyings or the stocks that constitute the underlyings • Your payment at maturity depends on the closing values of the underlyings on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • Sale of the notes prior to maturity may result in a loss of principal. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The MSCI EAFE® Index is subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the MSCI EAFE® Index • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.